SENTRY PETROLEUM APPOINTS HIGHLY SOUGHT AFTER CHINA BASED EXECUTIVE

Denver, Colorado (FSC – October 5, 2010) Sentry Petroleum Ltd (OTCBB:SPLM) announced today the appointment of Dr. Paul Boldy (MBA, LLB) as Chief Financial Officer and a member of the Company’s Board of Directors. Dr. Boldy received his doctorate in sustainability from the University of Newcastle (Australia), his degree in law from Leeds University, and his MBA from Bradford Management Centre. He has over 30 years of international business and finance experience, 15 of which has focused in the finance sector building small and medium size companies.

Dr. Boldy commented on his appointments, “I am certainly pleased to be joining such a strong and accomplished management team at Sentry Petroleum. Each member of the Board and Management possesses a proven track record of discovery success and an extensive background with such energy firms as Bank of Scotland, Exxon Mobile (NYSE:XOM) and Royal Dutch Shell (NYSE:RDS.A). We are positioned in one of the most active energy regions in the world as one of the largest acreage holders. I couldn’t be more pleased with the opportunity to contribute to Sentry’s ongoing success.”

Dr. Boldy is based in Hong Kong and his vast network of business relationships in Asia with investment banks and private equity groups will be of particular importance in his duties with Sentry Petroleum.

President and CEO Dr. Rajeswaran commented, “Dr. Boldy is a highly sought after executive in Asia and we feel very fortunate to have secured his participation as a member of Sentry’s board of directors and member of management. His relationships in Hong Kong and China and his proven track record will be a vital component of our corporate strategy targeting Chinese companies for potential merger and acquisition.”

Sentry Founder and Director Alan Hart commented, “The board is pleased to have Paul join our team. President and CEO, Dr. Rajeswaran has once again brought a leading professional to the company at just the right time.”

About Sentry Petroleum:

Sentry Petroleum is an American energy company with 10,600 sq. miles of oil, gas and coal seam gas rights in Queensland Australia. The company has identified over 50 separate oil, gas and coal seam gas targets and leads within its permit area. Our strategy is to drill our prospects and leads and independently certify the results. The Company will continue to leverage its strengths with a vision of becoming a premier independent oil and gas company positioned for merger or sale.

Contact:

Investor Relations 866.680.7649
ir@sentrypetroleum.com
www.sentrypetroleum.com

Forward-Looking Statements:

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at www.sec.gov and www.sedar.com for further information.